MAINSTREET BANKGROUP, INC.













                    MAINSTREET BANKGROUP, INC./HANOVER BANK
                               STOCK OPTION PLAN
                                 Introduction

            Effective December 31, 1996, Hanover Bank (Hanover) merged with and into MainStreet BankGroup Incorporated (MainStreet). The terms of that transaction are set forth in an Agreement and Plan of Reorganization among Hanover, MainStreet and BH Acquisition Subsidiary (the Reorganization Agreement).

            Options to purchase common stock of Hanover (the Hanover Options) were granted prior to December 31, 1996, pursuant to the terms of the Hanover Non-Qualified Stock Option Plan. The Hanover Options were surrendered to Hanover for cancellation, without receipt of consideration from Hanover, prior to the effectiveness of the merger with and into MainStreet.

            The Reorganization Agreement provides that MainStreet will grant options (the MainStreet Options) to purchase MainStreet common stock to those persons who surrendered Hanover Options. The number of shares covered by the MainStreet Options and the option price per share will be the same as under the Hanover Options, as adjusted in accordance with the Reorganization Agreement. The remaining terms of the MainStreet Options will be the same as the terms of the Hanover Options.

            MainStreet BankGroup, Inc. adopted this MainStreet BankGroup/ Hanover Stock Option Plan (the Plan) on December 20, 1996. The Plan pertains to MainStreet Options that were granted in substitution of Hanover Options that had been granted under the Hanover Bank Non-Qualified Stock Option Plan. Those MainStreet Options will be governed by this Plan, and the terms of the original Hanover Option agreement, as adjusted by the Reorganization Agreement.

            Any reference in this Plan to Hanover shall be interpreted as a reference to MainStreet. Any reference in this Plan to the common stock of Hanover shall be interpreted as a reference to the common stock of MainStreet.

      1. Purpose of the Plan. This plan is intended to provide a means to encourage selected key employees and directors ("Participant") of Hanover Bank (the "Bank") and future subsidiaries, if any (the "Corporation"), to remain in the Corporation's employ, or to remain as directors of the Bank and to give the Participants an added incentive to increase the Corporation's earnings through granting Participants an attractive opportunity to acquire common stock, $5.00 par value, of the Bank ("Common Stock"). The term "subsidiary" means a corporation included in the Bank's consolidated financial statements or a subsidiary thereof.

      2. Administration and Amendment of the Plan. From time to time, the Bank's Board of Directors shall adopt resolutions granting stock options (the "Options") under this Plan; the resolutions shall name or describe the Participants and fix or describe the option price. As soon as practicable after each resolution is adopted, a written instrument, in a form approved by the Bank's Board of Directors, shall be executed and delivered by the Bank to the individual to whom the Option was granted ("Optionee").

      The Bank's Board of Directors may adopt rules and regulations for carrying out this Plan and may make such changes in and additions to this Plan and, with the consent of the Optionee, to the terms and conditions of the Optionee's Option, as it may deem proper and in the best interests of the Corporation; provided, however, that the total number of shares of Common Stock which may be purchased by Optionees under this Plan, or by any of them, shall not be increased, except as provided in Section 10 of this Plan. The interpretation and construction of any provision of this Plan by the Bank's Board of Directors shall be final conclusive. All expenses and costs in connection with the operation of the Plan shall be borne by the Bank.

      The Bank's Board of Directors may from time to time appoint a committee, consisting of not less than three directors (the "Compensation Committee"), and may delegate to the Compensation Committee full power and authority to take any or all action required or permitted to be taken by the Bank's Board of Directors under this Plan. Whenever the term the "Bank's Board of Directors" appears herein, it shall, if a Compensation Committee has been appointed and is then acting, be interpreted to mean also the Compensation Committee.

      3. Eligibility. Options shall be granted only to individuals who, in the opinion of the Bank's Board of Directors, are key employees or directors of the Bank, including directors who are not regular employees of the Corporation.

      4. Common Stock Subject to the Plan. The Bank's Board of Directors is authorized to grant Options to purchase shares of Bank Common Stock (or the number and kind of shares of stock or other securities which, under
Section 10 hereof, shall be substituted for such Common Stock or to which same shall be adjusted). Such shares may be authorized but unissued shares or treasury shares.

      5. Maximum Number of Shares Subject to Plan. Subject to adjustment as provided in Section 10 hereof, the aggregate amount of Common Stock to be delivered upon exercise of all options granted under the Plan shall not exceed 100,000 shares. If any options or installments thereof are not exercised in full before expiration thereof, the unpurchased shares subject thereto shall be treated as if such options or installments had never been granted, effective immediately after they cease to be exercisable, and shall again be available for the purposes of this Plan.

      6. Purchase Price and Use of Proceeds. The purchase price of the Common Stock under each Option shall be determined in each case by the Bank's Board of Directors but shall not be less than one hundred percent (100%) of (i) the par value of such stock, (ii) the fair market value of such stock, as determined by the Bank's Board of Directors on the date the Option is granted, (iii) the book value (as shown by the Bank's last published statement prior to the issuance of any Option) of such stock. The proceeds received by the Corporation from sale of stock pursuant to this Plan shall be used for general corporate purposes.

      7. Expiration of Option. Unless otherwise provided by the Bank's Board of Directors, each Option shall expire (a) upon Optionee's ceasing to act as a director of the Bank for any reason except retirement (i) at or after the then normal retirement age or earlier if approved by the Bank's Board of Directors or (ii) for disability, or (b) 12 months after Optionee dies, whichever occurs first.

      8. Exercise of Options. Each Option shall be exercised in whole or in such installments as the Bank's Board of Directors shall determine. In the event Options are exercisable in installments, when the right to exercise any installment accrues, the shares included in the installments may be purchased at the time or from time to time thereafter before the Option expires. Failure to exercise all or part of any installment shall not affect Optionee's right to exercise any other installments.

      The option shall be exercised by mailing or delivering to the Bank at its executive office in Mechanicsville, Hanover County, Virginia, (a) a written notice of such exercise which specifies the number of shares as to which the Option is being exercised and (b) payment for such shares by check (which clears in due course) payable to the order of the Bank. The shares purchased shall be deemed issued as of the date of such payment, and the Bank shall cause appropriate stock certificates to be issued promptly. Such shares shall be fully paid non assessable.

      9. Non-transferability of Option. No option shall be transferable by an Optionee except by will or the laws of descent and distribution.
Each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

      10. Adjustment in Shares Subject to Option. If the outstanding shares of Common Stock shall be increased or changed into or exchanged for a different number or kind of shares or other securities of the Bank or of any other corporation, whether through reorganization, merger, consolidation, recapitulation, stock split-up, stock dividend or otherwise, appropriate adjustments shall be made in the number or kind of shares or securities subject to each Option and the purchase price, therefor; but an Optionee shall not be entitled to purchase any fractional share or fraction of a security; and, if any adjustment would otherwise give an Optionee the right to purchase a fractional share or fraction of a security, the Optionee shall forfeit such right.

      11. Dissolution, etc. of the Bank. In the event of the proposed dissolution or liquidation of the Bank, or in the event of a proposed sale of substantially all the assets or capital stock of the Bank, each Option shall terminate as of a date to be fixed by the Bank's Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to the Optionees, and the Optionees shall have the right, during the period of 30 days preceding such termination, to exercise their Options as to all or any part of the shares covered thereby, including shares as to which their Options would not otherwise be exercisable.

      12. Death of Optionee. If an Optionee dies before the Optionee's Option expires, the entire Option may be exercised within 12 months after the Optionee's death by the Optionee's executors and administrators or the person to whom the Option shall pass by will or the laws of descent and distribution.

      13. Rights as a Shareholder or Employee. An Option shall not entitle an Optionee to any rights as a shareholder of the Bank with respect to any shares subject to the Option until such Option has been exercised and the shares issued.

      Options shall not confer upon the Optionees any right with respect to continuation of employment by the Bank, nor in any way interfere with or affect each Optionee's right or the Bank's right to terminate such employment at any time.

      14. Shares to be Reserved. The Bank shall at any time during the terms of outstanding Options reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of the Plan, and shall pay all fees and expenses necessarily incurred by the Bank in connection therewith.

      15. Termination of the Plan. This Plan shall terminate in 10 years, or at such earlier time as the Bank's Board of Directors may determine. Options may be granted under this Plan at any time and from time to time before it terminates. Any Option outstanding under this Plan at the time it terminates shall remain in effect until the Option is exercised or expires.

      16. Registration. This Plan shall be effective when approved by the Board of Directors of the Bank; provided that no Option may be exercised or Common Stock issued until a Registration Statement with respect thereto is filed with the Securities and Exchange Commission and becomes and is then effective, if counsel to the Bank deems such registration to be necessary.